Exhibit 10.9

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN FOR DIRECTORS

BRIGGS & STRATTON CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

AS AMENDED AND RESTATED

April 21, 2016

SECTION I
PURPOSE
1.1    Briggs & Stratton Corporation maintains the Briggs & Stratton Corporation Deferred Compensation Plan for Directors. The Plan was previously amended to comply with Section 409A of the Internal Revenue Code, which became effective January 1, 2004. Amounts deferred prior to January 1, 2005 (which were all fully vested under Plan terms), including past and future earnings credited thereon, are subject to the terms of the Plan as previously in effect prior to January 1, 2005. All deferrals to the Plan for periods on or after January 1, 2005 are governed by the terms and provisions of this document.
1.2    The Plan has previously allowed Participants to defer cash compensation earned as a Non-Employee Director and have the Deferred Amounts (a) credited with interest at 80% of the prevailing prime rate or (b) converted into Common Share Units. The Plan is now being amended to eliminate the interest rate alternative, which has not been utilized by Participants, and to make certain other changes.
SECTION II

DEFINITIONS
2.1    “Account” has the meaning given in Section 4.1.
2.2    “Beneficiary” means the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, the Participant’s estate.
2.3    “Board of Directors” or “Board” means the board of directors of the Corporation.
2.4    “Cash Compensation” means cash payments which the Participant receives from the Corporation for services, including retainer and other fees.

2.5    “Code” means the Internal Revenue Code of 1986, including any subsequent amendments.
2.6    “Common Share Unit” means a Deferred Amount which is converted into a unit or fraction of a unit for purposes of the Plan by dividing a dollar amount by the Fair Market Value of a share of Common Stock.
2.7    “Common Stock” means shares of Briggs & Stratton Corporation common stock.
2.8    “Corporation” means Briggs & Stratton Corporation.
2.9    “Deferred Amount” means an amount of Cash Compensation deferred under the Plan and carried during the deferral period in any Account provided for in the Plan.
2.10    “Distribution Date” means the date specified by the Participant pursuant to Section 6.1 upon which distribution shall be made or commenced following the Participant’s Separation from Service or In-Service Payment Date, as the case may be. The Distribution Date selected by the Participant must be on the first day of a calendar quarter and may be no later than 12 months after the Participant’s Separation from Service or In-Service Payment Date, whichever is the cause of the distribution. With respect to installment distributions, each anniversary of the Distribution Date shall also be a Distribution Date.
2.11    “Distribution Election” has the meaning given in Section 6.1.
2.12    “Dividend Equivalent” means an amount equal to the cash dividend paid on a share of Common Stock that is credited to an Account for each Common Share Unit or share of Common Stock credited to such Account.
2.13    “Fair Market Value” means the closing price of the Common Stock as reported by the New York Stock Exchange or such other exchange or national market system on which the Common Stock may then be listed or quoted.
2.14    “In-Service Payment Date” means the date, if any, specified by the Participant pursuant to Section 6.1 as the reference date following which distribution of his or her Account shall begin. An In-Service Payment Date shall be inapplicable to the portion of the Participant’s Account attributable to Common Stock granted prior to Plan Year 2012 and to Common Stock granted during or after Plan Year 2012 to a Participant who does not meet the Corporation’s stock ownership guidelines as of the November 30 preceding the grant date.
2.15    “Non-Employee Director” means any duly elected or appointed member of the Board of Directors of the Corporation who is not an employee of the Corporation or of any subsidiary of the Corporation.
2.16    “Participant” means any Non-Employee Director.

2.17    “Payment Event” means the earlier of the date of a Participant’s Separation from Service or the date the Participant specifies as his or her In-Service Payment Date.
2.18    “Plan” means this Briggs & Stratton Corporation Deferred Compensation Plan for Directors, as amended and restated.
2.19    “Plan Year” means the calendar year.
2.20    “Secretary” means the duly elected Secretary of the Corporation.
2.21    “Separation from Service” means the date a Participant ceases to be a Director of the Corporation. Notwithstanding the preceding sentence, a Participant must incur a “separation from service” as that term is defined in Section 409A of the Code and the Treasury regulations issued thereunder, to be treated as having incurred a Separation from Service under this Plan.
2.22    “Specified Date” has the meaning given in Section 3.2.
2.23    “Subsequent Deferral Election” has the meaning given in Section 6.3.
SECTION III

COMPENSATION AND DEFERRAL ELECTIONS
3.1    Director Compensation. Each Non-Employee Director of the Corporation becomes eligible to participate in the Plan upon his or her election as a Director. Non-Employee Directors are compensated with Common Stock and Cash Compensation. The Common Stock is subject to deferral as provided in Section 3.2 below. A Participant may elect to defer all or a portion of his or her Cash Compensation as provided in Section 3.3 below.
3.2    Annual Common Stock Grants and Deferrals. In August of each year, a grant of Common Stock shall be credited to each Participant’s Common Stock Account. The contribution of Common Stock shall be credited on the Specified Date. The “Specified Date” for a year shall be the same day that executives of the Corporation are granted stock awards under the Corporation’s equity plan in August of that year or, if no awards are granted in that August, the Specified Date for that year shall be August 31st. The number of shares of Common Stock to be credited each Specified Date for each Participant shall be such number of shares as has a Fair Market Value on that date as is established by the Board from time to time. The annual Common Stock grant is subject to deferral as follows:
(a)    For Participants who do not meet the Corporation’s stock ownership guidelines as of the November 30 preceding the Specified Date, the Common Stock shall be automatically credited to the Participant’s Common Stock Account under Section 4.2 and distribution shall commence on the Distribution Date following the Participant’s Separation from Service.

(b)    For Participants who do meet the Corporation’s stock ownership guidelines as of the November 30 preceding the Specified Date, the Common Stock will be distributed one year after its grant date, unless the Participant has elected to defer distribution of all or part of such Common Stock pursuant to an election made on or before the December 31st preceding such Specified Date in accordance with rules established by the Corporation.
3.3    Cash Compensation and Deferrals. A Participant may elect to defer all or a portion of his or her Cash Compensation. An election to defer Cash Compensation must be made on or before the December 31st preceding the Plan Year in which the Compensation will be earned; provided that a Director who is not already eligible to participate in any other deferred compensation plan of the account balance type sponsored by the Corporation or an affiliate who becomes a Participant for the first time during a Plan Year (i.e., first becomes a Director) may within 30 days after the effective date of participation make an election to defer Cash Compensation to be earned and paid after the date such election is filed with the Corporation. A Participant’s deferral election shall be in accordance with rules established by the Corporation and shall specify the percentage of his or her Cash Compensation to be deferred. All Deferred Amounts shall be credited to the Participant’s Common Share Unit Account as soon as administratively practicable after such amounts are withheld from the Participant’s compensation.
SECTION IV

ESTABLISHMENT AND ADMINISTRATION OF
DEFERRED DIRECTORS’ COMPENSATION ACCOUNTS
4.1    Participant Accounts. Common Stock deferred as described in Section 3.2 and Cash Compensation deferred as described in Section 3.3 shall be credited to an account maintained by the Corporation (an “Account”). Such Account shall remain a part of the general funds of the Corporation and nothing contained in this Plan shall be deemed to create a trust or fund of any kind or create any fiduciary relationship. A separate record of each Participant’s Account shall be maintained by the Corporation for each Participant in the Plan. The Participant’s Account shall segregate the reporting of Common Stock contributions and Deferred Amounts. Common Stock shall be credited to the Participant’s Common Stock Account under Section 4.2 and Deferred Amounts shall be credited to the Participant’s Common Share Unit Account under Section 4.3.
4.2    Common Stock Account. Common Stock granted under Section 3.2 shall be credited to the Participant’s Common Stock Account in shares on the Specified Date. If Common Stock exists in the Participant’s Account on a dividend record date for Common Stock, Dividend Equivalents shall be credited to the Participant’s Common Stock Account on the related dividend payment date and shall be converted into the number of shares of Common

Stock which could be purchased with such Dividend Equivalents based on the Fair Market Value on the dividend payment date.
4.3    Common Share Unit Account. Cash Compensation deferred under Section 3.3 shall be credited to the Participant’s Common Share Unit Account on the same date as it would otherwise be payable to the Participant. Such Deferred Amounts shall be converted into a number of Common Share Units on the date credited to the Account calculated by dividing the Deferred Amount by the Fair Market Value on such date. If Common Share Units exist in a Participant’s Account on a dividend record date for Common Stock, Dividend Equivalents shall be credited to the Participant’s Common Share Unit Account on the related dividend payment date and shall be converted into the number of Common Share Units which could be purchased with such Dividend Equivalents based on the Fair Market Value on the dividend payment date.
4.4    Adjustments to Shares. In the event of any change in the Common Stock outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary shall make such equitable adjustments, if any, by reason of any such change, deemed appropriate in the number of Common Share Units and/or Common Stock credited to each Participant’s Account.
4.5    Account Reporting. The Corporation shall provide information to each Participant showing the value of his or her Account annually and more frequently upon request.
SECTION V

VESTING
5.1    Full Vesting. A Participant shall be fully vested and nonforfeitable at all times in his or her Account hereunder.
SECTION VI

MANNER AND TIMING OF DISTRIBUTION
6.1    Distribution Election. Concurrent with any election to defer Common Stock or Cash Compensation, a Participant shall complete a distribution election form (a “Distribution Election”) specifying (a) the Distribution Date, which may be an In-Service Payment Date, and (b) a form of payment applicable to such Participant’s Account under the Plan. If a Participant fails to complete a payment election at the time of a deferral, the Distribution Date shall be following the Participant’s Separation from Service and the form of distribution shall be a single lump sum for distributions from the Common Stock Account and five (5) annual installments for distributions from the Common Share Unit Account. Any Distribution Election shall continue to apply until the Participant completes a Subsequent Distribution Election in accordance with rules established by the Corporation. A Participant may have multiple Distribution Elections in effect.

For example, an individual who is a Participant in the Plan for five Plan Years who files a new Distribution Election prior to the beginning of each Plan Year will have five Distribution Elections in effect – one for each Plan Year during which he or she is a Participant. An individual who is a Participant for five Plan Years who files only one Distribution Election at the commencement of Plan participation will have one Distribution Election governing all deferred Common Stock and Cash Compensation.
6.2    Payment of Benefits. After a Participant’s Payment Event, the Participant’s Account shall be paid to the Participant (or in the event of the Participant’s death, to the Participant’s Beneficiary). Payment shall be made as follows, in a single lump sum or installments as specified in the Participant’s payment election pursuant to Section 6.1:
(a)    Single Lump Sum. The value of the balance of the Account shall be paid in a single lump sum on the Distribution Date following the Participant’s Payment Event. If the Participant receives a single lump sum distribution before Separation from Service with the result that additional amounts are subsequently deposited in the Participant’s Account, a distribution shall be made on each succeeding anniversary of the Distribution Date of the entire value of the then balance of the Account.
(b)    Installments. The value of the balance of the Account shall be paid in annual installments on the Distribution Date each year with the first of such installments to be paid on the Distribution Date following the Participant’s Payment Event. Annual installments shall be paid over the number of years selected by the Participant in his or her Distribution Election, but not to exceed 10 years. The earnings (or losses) provided for in Section IV shall continue to accrue on the balance remaining in the Account during the period of installment payments. Each annual installment shall be calculated by multiplying the value of the Account by a fraction, the numerator of which is one, and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a 10-year annual installment method, the first payment shall be one-tenth (1/10) of the Account balance. The following year, the payment shall be one-ninth (1/9) of the Account balance. Further, regardless of the method selected by the Participant, the final installment payment will include 100% of the then remaining Account value.
(c)    Form of Distribution. To the extent the Participant has a balance in Common Stock, distribution will be made in shares of Common Stock. To the extent the Participant has a balance in Common Share Units, distribution will be made in shares of Common Stock unless the Participant elects to receive distribution in cash; provided that any such distribution shall be subject to any necessary approvals under securities laws or exchange requirements. Notice of the cash election with respect to Common Share Units must be delivered to the Secretary no more than 30 nor less than 10 days preceding the distribution. The amount of any cash distribution shall be determined by valuing units to be distributed at the Fair Market Value of Common Stock two (2) business days preceding the distribution.
6.3    Subsequent Deferral Elections. The Plan prohibits the acceleration of the time or schedule of any payment within the meaning of Code Section 409A(a)(3), except as provided in the Treasury regulations. Each Participant may, however, change his or her time of payment election or change his or her form of payment election as expressly provided under Code Section 409A and the Treasury regulations issued thereunder pursuant to a subsequent election properly filed with the Corporation (hereinafter, a “Subsequent Deferral Election”). A Subsequent Deferral Election is permitted only if all of the following requirements are met:
(a)    the Subsequent Deferral Election does not take effect until at least twelve (12) months after the date on which the Subsequent Deferral Election is made;
(b)    the Subsequent Deferral Election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the Subsequent Deferral Election (except that such five (5) year delay is not required in the event of a Separation from Service by reason of death or becoming disabled); and
(c)    the Subsequent Deferral Election must be made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the Subsequent Deferral Election.
For purposes of applying this Section 6.3, previously elected installment payments shall be treated as a “single payment.” Any election made pursuant to this Section shall be made in accordance with rules established by the Corporation and shall comply with all requirements of Code Section 409A and applicable Treasury regulations. The 5-year delay rule described above does not apply if the revised payment method applies only upon the Participant’s death.
6.4    Delayed Distribution.
(a)    A payment otherwise required under this Section VI shall be delayed if the Corporation reasonably determines that the making of the payment will jeopardize the ability of the Corporation to continue as a going concern; provided, however, that payments shall be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not jeopardize the ability of the Corporation to continue as a going concern.
(b)    A payment otherwise required under this Section VI shall be delayed if the Corporation reasonably determines that the making of the payment will violate federal securities laws or other applicable law; provided, however, that payments shall nevertheless be made on the earliest date on which the Corporation reasonably determines that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the applicability of any penalty provision or other provision of the Code is not treated as a violation of applicable law.)
(c)    A payment otherwise required under this Section VI shall be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
6.5    Inclusion in Income Under Section 409A. Notwithstanding any other provision of this Section VI, in the event this Plan fails to satisfy the requirements of Code Section 409A and regulations thereunder with respect to any Participant, there shall be distributed to such Participant as soon as practicable after the Corporation becomes aware of such fact of noncompliance such portion of the Participant’s Account balance hereunder as is included in income as a result of the failure to comply, but no more. Any such distribution shall be taken on a pro rata basis from the Participant’s accounts herein.
6.6    Domestic Relations Order. Notwithstanding any other provision of this Section VI, payments shall be made from an Account of a Participant in this Plan to such individual or individuals (other than the Participant) and at such times as are necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)). Any such distribution shall be taken on a pro rata basis from the Participant’s Accounts herein.
6.7    De Minimis Amounts. Notwithstanding any other provision of this Section VI, a Participant’s entire Account balance under this Plan and all other nonqualified deferred compensation plans of the account balance type sponsored by the Corporation and its affiliates shall automatically be distributed to the Participant on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service or the 15th day of the third month following the Participant’s Separation from Service if the total amount in such Account balance at the time of distribution, when aggregated with all other amounts payable to the Participant under all arrangements benefiting the Participant described in Section 1.409A-1(c) or any successor thereto, do not exceed the amount described in Code Section 402(g)(1)(B). The foregoing lump sum payment shall be made automatically and any other distribution elections otherwise applicable with respect to the individual in the absence of this provision shall not apply.
SECTION VII

DESIGNATION OF BENEFICIARY
7.1    Each Non-Employee Director, on becoming a Participant and at any time thereafter, may file with the Secretary a Beneficiary designation on a form provided by the Secretary designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of his or her death. A Beneficiary designation will be effective only if the signed Beneficiary designation form is filed with the Secretary while the Participant is alive, and will cancel all Beneficiary designations signed and filed previously. If the primary Beneficiary shall predecease the Participant, amounts remaining unpaid at the time of the Participant’s death shall be paid in the form elected by the Participant in Section 6.1 in the order specified by the Participant to the contingent Beneficiary(s) surviving the Participant. If the Participant shall fail to designate a Beneficiary(s) as provided in this Section, or if all designated Beneficiaries shall predecease the Participant, amounts remaining unpaid at the time of such Participant’s death shall be paid in the form elected by the Participant in Section 6.1 to the legal representative of the Participant’s estate.
SECTION VIII

ADMINISTRATION OF PLAN
8.1    Interpretation. Full power and authority to construe, interpret and administer the Plan shall be vested in the Board of Directors. Decisions of the Board shall be final, conclusive and binding upon all parties.
8.2    Minor or Incompetent Payees. If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Corporation may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payments. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.
8.3    No Liability. Except as otherwise provided by law, neither the Board of Directors, nor any member thereof, nor any director, officer or employee of the Corporation involved in the administration of the Plan shall be liable for any error of judgment, action or failure to act hereunder or for any good faith exercise of discretion, excepting only liability for gross negligence or willful misconduct. The Corporation shall hold harmless and defend any individual in the employment of the Corporation and any director of the Corporation against any claim, action or liability asserted against him or her in connection with any action or failure to act regarding the Plan, except as and to the extent that any such liability may be based upon the individual’s own gross negligence or willful misconduct. This indemnification shall not duplicate but may supplement any other indemnity rights of such person and any coverage available under any applicable insurance.
8.4    Conflict of Interest.
(a)    No person who is covered under the Plan may vote or decide upon any matter relating solely to himself or herself or vote in any case in which his or her individual right to any benefit under the Plan is particularly involved. Decisions shall be made by remaining members of the Corporation’s Board of Directors.

(b)    Paragraph (a) shall not prevent any Participant from voting or deciding upon any matter relating to the general design or structure of the Plan.
SECTION IX

MISCELLANEOUS

9.1    Amendment or Termination. The Corporation (through the Board of Directors or officers or employees specifically authorized by the Board) reserves the right to alter or amend the Plan, or any part thereof, in such manner as it may determine, at any time and for any reason. Further, the Board of Directors reserves the right to terminate the Plan, at any time and for any reason. Notwithstanding the foregoing, in no event shall any amendment or termination deprive any Participant or Beneficiary of any amounts credited to him or her under this Plan as of the date of such amendment or termination; provided, however, that the Corporation may prospectively change the manner in which earnings are credited or discontinue the crediting of earnings and, further, the Corporation may make any amendment it deems necessary or desirable for purposes of compliance with the requirements of Code Section 409A and regulations thereunder. If the Plan is amended to freeze benefit accruals, no additional contributions shall be credited to any Participant Account hereunder. Following such a freeze of benefit accruals, Participants’ Accounts shall be paid at such time and in such form as provided under Section VI of the Plan. If the Corporation terminates the Plan and if the termination is of the type described in regulations issued by the Internal Revenue Service pursuant to Code Section 409A, then the Corporation shall distribute the then existing Account balances of Participants and Beneficiaries in a single lump sum within the time period specified in such regulations and, following such distribution, there shall be no further obligation to any Participant or beneficiary under this Plan. However, if the termination is not of the type described in such regulations, then following Plan termination Participants’ Accounts shall be paid at such time and in such form as provided under Section VI of the Plan.
9.2    Applicable Law. This Plan shall be governed by the laws of the State of Wisconsin, except to the extent preempted by the provisions of ERISA or other applicable federal law.
9.3    Relationship to Other Programs. Participation in the Plan shall not affect a Participant’s rights to participate in and receive benefits under any other plans of the Corporation, nor shall it affect the Participant’s rights under any other agreement entered into with the Corporation, unless expressly provided otherwise by such plan or agreement. Any amount credited under or paid pursuant to this Plan shall not be treated as any type of compensation or otherwise taken into account in the determination of the Participant’s benefits under any other plans of the Corporation, unless expressly provided otherwise by such plan.

9.4    Non-Assignability by Participant. No Participant or Beneficiary shall have any right to commute, sell, assign, pledge, convey, or otherwise transfer any rights or claims to receive benefits hereunder, nor shall such rights or claims be subject to garnishment, attachment, execution or levy of any kind except to the extent otherwise required by law.
9.5    No Right to Continued Service. Neither participation in this Plan nor the payment of any benefit hereunder shall be construed as giving to a Participant any right to be retained in the service of the Corporation or limiting in any way the right of the Corporation to terminate the Participant’s service at any time.
9.6    Assignability by Corporation. The Corporation shall have the right to assign all of its right, title and obligation in and under this Plan upon a merger or consolidation in which the Corporation is not the surviving entity or to an acquirer of substantially its entire business or assets or the business or assets pertaining to a major product line, provided such assignee or acquirer assumes and agrees to perform after the effective date of such assignment all of the terms, conditions and provisions imposed by this Plan upon the Corporation. Upon such assignment, all of the rights, as well as all obligations, of the Corporation under this Plan shall thereupon cease and terminate.
9.7    Unsecured Claim; Grantor Trust. The right of a Participant to receive payment hereunder shall be an unsecured claim against the general assets of the Corporation and no provisions contained herein, nor any action taken hereunder, shall be construed to give any individual at any time a security interest in any asset of the Corporation, of any affiliated corporation, or of the stockholders of the Corporation. The liabilities of the Corporation to a Participant hereunder shall be those of a debtor pursuant to such contractual obligations as are created hereunder and to the extent any person acquires a right to receive payment from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation. The Corporation may establish a grantor trust (but shall not be required to do so) to which the Corporation may in its discretion contribute (subject to the claims of the general creditors of the Corporation) the amounts credited to the Participants’ Accounts. If a grantor trust is so established, payment by the trust of the amounts due any Participant or his or her Beneficiary hereunder shall be considered a payment by the Corporation for purposes of this Plan.
9.8    Notices or Filings. Any notice or filing required or permitted to be given to the Board of Directors hereunder shall be sufficient if (a) in writing and hand-delivered or sent by registered or certified mail to the address below, or (b) emailed to the then-current email address of the Secretary:
Secretary
Briggs & Stratton Corporation

P.O. Box 702
Milwaukee, WI 53201
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice or filing required or permitted to be given to a Participant hereunder shall be sufficient if in writing and hand-delivered, if sent by mail to the last known address of the Participant or if sent by email to the current email address of the Participant.
9.9    Compliance With Section 409A. To the extent applicable, it is intended that the Plan and any benefit provided hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service and shall in all respects be administered in accordance with Code Section 409A. Any provision that would cause the Plan or any benefit hereunder to fail to satisfy Code Section 409A shall have no force or effect until amended to comply with Code Section 409A in the least restrictive manner necessary and without any diminution in the value of the benefit for the Participants, which amendment may be retroactive to the extent permitted by Code Section 409A.